EXHIBIT 99.1

JULY 7, 2004

(BW) (TULSA-MPSI) (MPSI) MPSI Systems Inc. Announces the Resignation of the President and Chief Executive Officer of the Company

     TULSA—(BUSINESS WIRE)—July 7, 2004— Ronald G. Harper, Chairman of MPSI Systems Inc. announced today that he had accepted a letter of resignation from Dr. Bryan Gross, President and Chief Executive Officer of MPSI since February 2004. In making this announcement, Mr. Harper acknowledged that, as with most highly skilled individuals, companies are continually attempting to recruit employees with skills and expertise such as Dr. Gross.

Dr. Gross has accepted a senior planning position with a Tulsa-based company, which he deemed to be a tremendous opportunity. While the decision was made amid reservations about leaving MPSI after only a brief time in the senior leadership position, Dr. Gross ultimately determined this move to be in the best interest of himself and his family.

The position accepted will not place Dr. Gross or his new employer in a position of competition with MPSI. “Naturally, MPSI has taken steps to insure continued confidentiality of proprietary client information in accordance with the Company’s normal corporate policies. In addition to a previously existing confidentiality agreement, which Dr. Gross signed upon coming to work for MPSI, the Company has secured all client proprietary information and limited Dr. Gross’ participation in client-oriented projects during the transition period,” said Harper. “MPSI has a history of maintaining the highest standard of client confidentiality and we do not expect to encounter any breach of that confidentiality as a result of this matter.”

At a special meeting on Tuesday, the Board appointed James C. Auten to succeed Dr. Gross. That appointment will take effect immediately. Mr. Auten brings twenty years of MPSI financial, operational and strategic planning experience to the interim position. He is a certified public accountant who served more than 9 years in public accounting with KPMG Peat Marwick prior to coming to MPSI in 1984. He has been MPSI’s Chief Financial Officer and a member of the Company’s executive management committee for the last ten years. Mr. Auten acknowledged that while the loss of Dr. Gross’ retail and technical vision is unfortunate, his transition from the previous technology directors’ role into the CEO role required the transfer of technical leadership to other members of the MPSI technology team. Further, the Company’s founder and Chairman, Ronald Harper, remains an active and recognized retail-modeling expert. His 30 plus years of convenience retailing expertise and conceptual technology design will be an invaluable supplement to an already robust technology team during this transition period. “MPSI is today as fundamentally strong and capable of delivering the quality products and services for which it has long been recognized as it was before Dr. Gross’ announcement,” said Auten. “Neither that capability nor our focus on our clients has diminished. My number one priority will be to insure that continuity.”

In addition to operational continuity, MPSI expects minimal impact on implementation of new strategic activities, which Dr. Gross initiated. Dr. Gross’ entire executive management team has been actively involved in corporate strategic planning and implementation, which has been ongoing since late 2003. Those implementation activities are expected to continue despite the change in management.

     MPSI (www.mpsisys.com) is a global provider of spatial decision support systems (featuring proprietary software and databases), retail analytic consulting services, and information services. Its products and services are designed to meet the business planning needs of its convenience retail clients. The Company’s common stock trades on the Pink Sheets under the symbol MPSI.

     Portions of this document may include “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.

—30—et/dallas

CONTACT:	MPSI Systems Inc. James C. Auten (918) 877-5607 jauten@mpsisys.com www.mpsisys.com